Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

This  Separation and Release of Claims Agreement (“Agreement”) is entered into by and between RenovaCare, Inc., a Nevada corporation (the “Company ”), on behalf of itself, its parent, subsidiaries, and other corporate affiliates, and each of their respective present employees, officers, directors and agents, individually and in their official capacities (collectively referred to as the “Company Group”), and Alan L. Rubino (the “Executive”) as of March 26, 2021 (the “Execution Date”) (the Company and the Executive are sometimes collectively referred to as the “Parties” and individually as a “Party”) effective upon the expiration of the Revocation Period referenced in Section 5.2 below (the “Effective Date”).

Whereas, the Parties have previously entered into an Employment Agreement dated November 15, 2019, (the “Employment Agreement”) pursuant to which the Executive currently serves as the Company’s Chairman, President Chief Executive Officer, and as a member of the Company’s Board of Directors;

Whereas, the Executive has tendered his resignation as the Company’s Chairman, President and Chief Executive Officer, member of the Company’s Board of Directors and as an employee of the Company (the “Executive’s Resignation”) effective as of March 25, 2021, (the “Separation Date”);

Whereas, the Company has accepted the Executive’s Resignation as of the Separation Date;

Whereas, in connection with the Executive’s Resignation, and in order to ensure an orderly transition of management, the Company desires to retain the Executive as an independent contractor to provide certain advisory and Transition services (the “Transition Services”) to the Company as of the Separation Date in accordance with the terms and conditions set forth herein;

Whereas, in connection with the Executive’s Resignation, and in order to ensure an orderly transition of management, the Executive desires, as an independent contractor, to provide the Transition Services to the Company as of the Separation Date in accordance with the terms and conditions set forth herein;

Whereas, the Executive and the Company desire to specify the terms of the Executive’s resignation and to provide for the termination of the Employment Agreement and the Stock Option Agreement dated as of November 15, 2019, as the same may have been from time to time amended (the “Stock Option Agreement”).

Now, Therefore, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       Resignation; Termination of Employment Agreement.

1.1        Resignation. The Executive’s Resignation includes all of his positions as an officer, director and/or employee of any member of the Company Group. Notwithstanding anything contained herein or in the Employment Agreement, the Executive’s Resignation shall not be deemed a termination by the Company without “Cause” or “For Cause” or by the Executive for “Good Reason” for purposes of, and each as defined in, the Employment Agreement.

1.2       Termination of Employment Agreement and the Stock Option Agreement.

1.2.1 The Stock Option Agreement shall be deemed to have been terminated as of the Separation Date and of no further force and effect. To avoid any doubt the Executive agrees and acknowledges that that any and all stock options to purchase shares of the Company’s common stock, whether vested or unvested, granted pursuant to the terms of the Employment Agreement or otherwise (collectively, the “Options”), and as governed by the terms of the Stock Option Agreement are hereby forfeited by the Executive, and, notwithstanding anything to the contrary in either the Employment Agreement or the Stock Option Agreement to the contrary notwithstanding, the Options are no longer subject to vesting or exercise;.

1.2.2 Except as otherwise contemplated by Section 12 of this Agreement, the Employment Agreement shall be deemed to have been terminated as of the Separation Date and of no further force and effect.

2.        Transition Services.

2.1       Transition Services Period. Subject to the earlier termination provisions of Section 9.1, the Executive shall be retained by the Company as a consultant for the period commencing on the Effective Date and expiring on September 26, 2021 (the “Transition Services Period”).

2.2       Scope of Transition Services. During the Transition Services Period, the Executive shall consult with the Company and its executive officers, and if requested, the Company’s Board of Directors, on an as-needed basis regarding the business and operations of the Company and the Company Group, as well as the transition of duties of the Executive to other employees of the Company (the “Transition Services”). The Executive shall report directly to, and shall perform the Transition Services as directed by, the Company’s Executive Chairman, or such other officer or member of the Company’s Board of Directors as may be designated from time to time by the Company’s Board of Directors, in its sole discretion. In connection with providing the Transition Services, the Executive shall comply in full with all applicable law, and rules and regulations and with the Company’s Code of Business Conduct & Ethics.

2.3       Performance of Transition Services. The Transition Services shall be required at such times and such places as shall not result in unreasonable inconvenience to the Executive. In order to minimize interference with the Executive's other commitments, the Transition Services, to the extent practicable and not prejudicial to the Company, may be rendered by personal consultation at his residence or office wherever maintained, or by telephonic or video conferences during normal business hours. The Parties anticipate that the amount of time that the Executive shall devote to his performance of the Transition Services shall not generally exceed more than thirty-five (35) hours per month in the first two full months of the Transition Services Period and five (5) hours per month during the balance of the Transition Services Period (prorated for any portion of the Transition Services Period which is less than a full month).

2.4       Status as Independent Contractor. The Executive acknowledges and agrees that his status at all times during the Transition Services Period shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company Group for any purpose or transaction, and may not bind or otherwise obligate the Company Group in any manner whatsoever, without obtaining the prior written approval of an authorized representative of the Company Group therefor. The Executive hereby waives any rights to be treated as an employee or deemed employee of the Company Group for any purpose during the Transition Services Period, and that he shall not be entitled to the benefits of being an employee or deemed employee of the Company Group during the Transition Period, except that the Company will maintain Executive’s current Company health coverage, at no cost to the Executive, through June 30, 2021, at which time the Parties agree that the Company shall terminate its employee health insurance plans. The Executive hereby acknowledges and agrees that, except as provided in Section 2.5 hereof, he shall not be eligible for, shall not actively participate in, and shall not otherwise accrue any other benefits under, any of the Company Group's benefit plans during the Transition Services Period.

2.5       Expenses. The Company will be responsible for any reasonable and necessary out-of-pocket expenses incurred by the Executive during the Transition Services Period that are directly related to the provision of Transition Services by the Executive in accordance with the Company's standard expense reimbursement policies applicable to independent contractors, provided that (i) the incurrence of such expenses are approved in advance by the Company in its commercially reasonable discretion, and (ii) appropriate receipts and vouchers for such expenses are submitted to the Company within thirty (30) days after the expenses are incurred. Notwithstanding the foregoing any single expense in excess of $50 or any expenses in any single calendar month in excess of $100 shall require the prior written consent of the Company.

3.       Separation Benefits; Receipt of all Payments due Executive Consideration.

3.1      Separation Benefits. As consideration for the Executive's execution of, non-revocation of, and compliance with this Agreement, including the Executive's waiver and release of claims in Section 4, and other post-termination obligations of the Executive, including, but not limited to the Transition Services (collectively, the “Executive’s Obligations and Undertakings”) and the Executive’s execution and non-revocation of the Release of Claims (as defined below in Section 4) after the Separation Date the Company agrees to provide the following benefits to which the Executive is not otherwise entitled:

(a)       Continued payment of an amount equal to the Executive's base salary in accordance with the Company’s regular payroll practices, less all relevant taxes and other withholdings, during the period commencing on the first payroll date following the Effective Date (the “First Payment Date”) and continuing until, and ending on, September 26, 2021. The first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Separation Date and ending on the First Payment Date; and

3.4      No entitlement to Additional Payments. The Executive understands, acknowledges, and agrees that the payments provided for in this Section 3 exceed what the Executive is otherwise entitled to receive on resignation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, the Transition Services, the general release and the restrictive covenants contained therein. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

3.5      Receipt of Payments Due Through the Separation Date. The Executive acknowledges that he has received all payments due him under the terms of the Employment Agreement through Separation Date (collectively, the “Accrued Payment Obligations”).

4.       Release.

4.1       Executive's General Release and Waiver of Claims.

In exchange for the consideration provided in this Agreement, the Executive and the Executive's heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including each member of the Company Group, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Executive's hire, benefits, employment, termination, or separation from employment with the Company Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive's execution of this Agreement, including, but not limited to:

(a)      any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Executive Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the New Jersey Law Against Discrimination (NJLAD), the New Jersey Family Leave Act (NJFLA), the New Jersey Conscientious Executive Protection Act (NJCEPA), the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers' Compensation Law (NJWCL), the New Jersey Equal Pay Act, the New Jersey Civil Union Act, the New Jersey Smoking Law (NJSL), including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b)      any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(c)      any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d)      any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

However, this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; and (B) claims that cannot be waived by law, such as claims for unemployment benefit rights under the New Jersey Unemployment Insurance Law and workers' compensation benefits rights under the New Jersey Workers' Compensation Act; and (C) indemnification rights the Executive has against the Employer; and (D) any right to file an unfair labor practice charge under the National Labor Relations Act or the Executive's rights under a collective bargaining agreement without processes.

4.2      Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Executive's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(a)      the Executive has read this Agreement in its entirety and understands all of its terms;

(b)      by this Agreement, the Executive has been advised in writing to consult with an attorney of the Executive's choosing as the Executive believed was necessary before signing this Agreement;

(c)      the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(d)      the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e)      the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive's choice, although the Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21day period;

(f)      the Executive understands that the Executive has seven (7) days after signing this Agreement to revoke the release in this Section by delivering notice, as provided in Section 18, of revocation to the Company (Attention: Executive Chairman) before the end of this seven-day period; (the “Executive’s Revocation Right”). In the event of a revocation by the Executive, this Agreement shall be null and void in its entirety, and the actions and transactions contemplated by this Agreement shall not be consummated.

(g)      the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement, including the Executive’s right to enforce the terms of this Agreement.

4.3      Company Release of Executive.

In exchange for the Releasors' waiver and release of claims against the Released Parties, and non-revocation of any portion of that release, the Company expressly waives and releases any and all claims against the Executive that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties' execution of this Agreement; (ii) the Executive's breach of any terms and conditions of this Agreement or any other agreement between the Executive and Company, including any surviving obligations of the Executive under the Employment Agreement; and (iii) the Executive's criminal activities, violations of the federal and state securities and corporate laws applicable to the Company, or intentional misconduct occurring during the Executive's employment with the Company or during the Transition Services Period.

5.       Knowing and Voluntary Acknowledgments; Effective Date.

5.1       Acknowledgements. The Executive specifically agrees and acknowledges that:

(a)      the Executive has read this Agreement in its entirety and understands all of its terms;

(b)      by this Agreement, the Executive has been advised to consult with an attorney before executing this Agreement;

(c)      the Executive knowingly, freely, and voluntarily assents to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(d)      the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e)      the Executive is not waiving or releasing rights or claims that may arise after the Executive signs this Agreement; and

(f)      the Executive understands that the waiver and release in this Agreement is being requested in connection with the Executive's termination of employment from the Company.

5.2       Effective Date. Provided that the Executive has not exercised the Executive’s Revocation Right, this Agreement shall become effective on the eighth (8th) day after the Signing Date (“Effective Date”). No payments, other than the Accrued Payment Obligations, shall be made by the Company to the Executive prior to the Effective Date. Anything to the contrary notwithstanding, this Agreement shall only be effective if signed by the Executive and the Company.

6.       Post-Termination Obligations and Restrictive Covenants.

6.1        Acknowledgment.

(a)      The Executive understands and acknowledges that by virtue of the Executive's employment with the Company, and with respect to the Transition Services to be provided pursuant to this Agreement, the Executive had, and will continue to have, access to and knowledge of the Company Group’s Confidential Information (as defined below), was in a position of trust and confidence with the Company Group, and benefitted from the Company Group's goodwill. The Executive understands and acknowledges that the Company Group invested significant time and expense in developing the Confidential Information and goodwill. The Executive further understands and acknowledges that the intellectual, technical and scientific services the Executive provided to the Company as its Chairman, President and Chief Executive Officer, are unique, special, or extraordinary.

(b)      The Executive further understands and acknowledges that the restrictive covenants below are necessary to protect the Company Group's legitimate business interests in its Confidential Information and goodwill. The Executive further understands and acknowledges that the Company Group's ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group and that the Company Group would be irreparably harmed if the Executive violates the restrictive covenants below.

6.2      Confidential Information.

(a)      The Executive understands and acknowledges that during the course of employment with the Company, the Executive has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company Group and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). The Executive further understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company , and that improper use or disclosure of the Confidential Information by the Executive may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

(b)      For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, written, electronic, recorded, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations and architecture, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, meeting and conference notes, manufacturing information, factory lists, distributor lists, and buyer lists, potential financings, and Trade Secrets (as defined below) of the Company Group or its businesses or any existing or prospective customer, supplier, investor, strategic partner, acquisition candidate, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c)      The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(d)      The Executive understands and agrees that Confidential Information developed by the Executive in the course of the Executive's employment by the Company or in providing Transition Services, is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that the disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(e)      The Company agrees that Confidential Information and Trade Secrets shall not include any thing that : (i) is or becomes generally known to the public through no action on the Executive’s part; (ii) is generally disclosed by the Company, other than by the Executive, to third parties without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company (the “Board”); or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or Executive is a party, provided that Executive shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

6.3      Disclosure and Use Restrictions.

6.3.1      Executive Covenants. The Executive agrees and covenants:

(a)      to treat all Confidential Information as strictly confidential;

(b)      not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of any of the Executive's remaining authorized employment duties to the Company and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior written consent of an authorized officer of the Company acting on behalf of the Company Group in each instance and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(c)     not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as allowed by applicable law, as required in the performance of any of the Executive's remaining authorized employment duties to the Company, or with the prior written consent of an authorized officer acting on behalf of the Company Group (and then, such disclosure shall be made only within the limits and to the extent of such law, duties, or consent).

(d)     The Executive understands and acknowledges that the Executive's obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Executive's engagement by the as a consultant to this Agreement until the Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or a breach by those acting in concert with the Executive or on the Executive's behalf.

6.3.2      Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s Executive Chairman. Nothing in this Agreement prohibits or restricts the Executive from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances.

6.3.4      Notice of Immunity Under the Defend Trade Secrets Act of 2016.

Notwithstanding any other provision of this Agreement:

(a)      The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)      If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive: (1) files any document containing the Trade Secret under seal; and (2) does not disclose the Trade Secret, except pursuant to court order to authorized persons.

6.4      Non-Competition.

(a)      Because of the Company Group's legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Executive, except for the Employment Agreement Section 2.2 exceptions as contained in Exhibit 2.2 thereof, and except as authorized by the Company, Executive agrees and covenants that during the Transition Services Period and for a period of one year thereafter, whether or not for consideration, the Executive will not (i) in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, with any individual, or in any entity or busines, including existing competitors of the Company, engaged in a Competing Business; or (ii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership (provided such ownership interest is acquired solely for investment purposes) or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iii) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant.

For purposes of this Section 6.4, “Competing Business” means any company, partnership, business, individual, or other entity, which is engaged directly or indirectly in any busines competitive with the Company Business as carried on or planned to be carried on (if such plans were developed during the Transition Services Period or during any prior period during which the Executive may have been employed as an employee of the Company or engaged as a consultant to the Company (collectively, the “Engagement Period”)) by the Company in North America; and, “Company Business” means the Company’s business activities and operations conducted or planned, and all products provided, conceived, planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, together with all services, by the Company, during the Engagement Period, as further defined by the terms of the Employment Agreement, Exhibit 6, Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement, Section 4(b).

(b)     Without limiting the foregoing, Competitive Business also includes any business or activity that may require or inevitably require the Executive's disclosure of Trade Secrets, the Company’s proprietary information, or other Confidential Information.

6.5     Non-Solicitation of Executives and Consultants.

The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Executive agrees and covenants, during the Transition Services Period and for a period of one year thereafter, not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee or consultant of the Company.

6.6     Non-Solicitation of Customers and Suppliers.

(a)     The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer, supplier, potential joint development and strategic partnership relationships (collectively, “Company Key Contacts”), and that because of the Executive's experience with and relationship to the Company Group, the Executive has had access to and learned about much or all of the Company’s Key Contacts (“CSS Information”). CSS Information includes, but is not limited to, names, phone numbers, addresses, email addresses, and other information identifying facts and circumstances specific to the Company Key Contacts relevant to the Company’s technologies, products, and marketing.

(b)     The Executive understands and acknowledges that loss of any of these Company Relationships will cause significant and irreparable harm to the Company Group. Accordingly, the Executive agrees and covenants that during the Transition Services Period and for a period of one year thereafter, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Company Group's current, former, or prospective Company Key Contacts for the purpose of offering or accepting goods or services similar to or competitive with the Company Business. The Executive may work with a Company Key Contact if the nature of the work or engagement by the Executive does not compete with Company Business.

(c)     This restriction shall only apply to:

(i)      Company Key Contacts who the Executive contacted in any way prior to March 16, 2021 or during the Transition Services Period;

(ii)      Company Key Contacts about whom the Executive has Trade Secret or Confidential Information; or

(iii)     Company Key Contacts who became Company Key Contacts prior to or during the Executive's employment with the Company Group or engagement by the Company as a consultant or advisor to the Company.

7.       Cooperation.

The parties agree that certain matters in which the Executive has been involved during the Executive's employment may need the Executive's cooperation with the Company in the future. Accordingly, for a period of 12 months after the September 26, 2021, to the extent reasonably requested by the Company the Executive shall cooperate with the Company regarding matters arising out of or related to the Executive's service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. At the Company’s expense, the Executive also will cooperate with the Company and its affiliates in any pending or future litigation or investigations or other disputes concerning third parties in which the Executive, by virtue of his prior employment with the Company, has relevant knowledge or information. The Company shall reimburse the Executive for reasonable expenses incurred in connection with this cooperation and, shall compensate the Executive at an hourly rate of two hundred ($200.00) dollars for such time expended by the Executive on such matters.

8.       Non-Disparagement/Public Statements.

8.1       The Parties agree and covenant that they shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, or maliciously false, or disparaging remarks, comments, or statements concerning the other Party, Company Group or its businesses, and other associated third parties, now or in the future.

8.2       This Section does not in any way restrict or impede the Executive from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice, as provided in Section 18, of any such order to the Company’s Executive Chairman.

8.3       The Parties shall prepare a mutually agreed upon public statement announcing the Executive’s departure from the Company. The Company further agrees that any Form 8-K disclosure as required by the SEC shall not be in conflict with the agreed upon public statement.

9.       Remedies.

9.1       Early Termination. Prior to the expiration of the Transition Services Period as provided in Section 2.1, this Agreement may be terminated by the Company in the event of the Executive’s material breach of this Agreement. In the event of any such termination, the Transition Fees shall cease with the month in which the termination occurs. The date of such termination pursuant to this Section 9.1 is referred to in this Agreement as the “Early Termination Date.” If this Agreement is terminated by the Company as a result of the material breach of this Agreement by the Executive, then in addition to whatever other rights or remedies the Company may have, the Company’s obligation to make any further payments hereunder shall cease and be terminated as of the Early Termination Date.

9.2       Additional Remedies. In the event of a breach or threatened breach by the Executive of any provision of Sections 6, 7, or 8, of this Agreement, the Executive hereby acknowledges and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If the Executive fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

10.       Successors and Assigns.

10.1.      Assignment by the Company. The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns.

10.2      No Assignment by the Executive. The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

11.      Governing Law and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Executive's employment or termination of employment with the Company whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of New Jersey (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in any state or federal court located in the State of New Jersey, Essex County, City of Newark. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

12.      Entire Agreement.

12.1       Unless specifically provided herein, this Agreement contains all of the understandings and representations between Company and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Executive's confidentiality, non-compete, and contractual obligations with Company under any other surviving agreements (or provisions thereof) between the Company and the Executive, including, without limitation, the Employment Agreement. In the event of any inconsistency between this Agreement and the Employment Agreement, the provisions of this Agreement shall control.

12.2       Anything herein to the contrary notwithstanding, the Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated as of November 15, 2019 between the Company and the Executive is not, in any way, amended, modified or superseded by this Agreement and remains in full force and effect.

13       Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by Chief Executive Officer of the Company. No waiver by either Party/any Party of any breach by any other party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14.      Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

15.       Captions; References, Etc. For purposes of this Agreement:

(a)       The headings and captions are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Section references are to sections of this Agreement unless otherwise specified;

(b)       the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;”

(c)        the word “or” is not exclusive;

(d)        the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole;

(e)       unless the context otherwise requires, references herein to: (i) Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; (iv) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto and includes any successor legislation thereto and any regulations promulgated thereunder, unless the context requires otherwise;

(f)       any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein;

(g)       as used in this Agreement, the term “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

16.       Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

17.       No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company or the Executive of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

18.       Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and addressed as follows:

If to the Company, to:

RenovaCare Inc.

c/o Kalen Capital Corporation

700 - 688 West Hastings Street

Vancouver, B.C., V6B 1P1

Attention: Harmel Rayat

Email: hsr@kalencapital.com

With a Copy (which shall not constitute notice) to:

Joseph Sierchio, Esq.

Sierchio Law, LLP

430 Park Avenue

Suite 702

New York, New York 10022

Email: Joseph@sierchiolaw.com

If to the Executive:

Alan L. Rubino [****]

With a Copy (which shall not constitute notice) to:

James M. Piro, Esq.

Piro Zinna

360 Passaic Avenue

Nutley, NJ 07110

Fax No.: 973-661-5157

Email: jpiro@pirozinnalaw.com

or, to such other address or facsimile number as either Party shall have furnished to the other in writing in accordance with this Section 18. Notices sent in accordance with this Section 18 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

19.       Exit Obligations. Upon (a) voluntary or involuntary termination of the Transition Services Period, or (b) the Company's request at any time during the Transition Services Period, the Executive shall upon request by the Company (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, passwords, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any confidential information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials, regardless of the media on which such documents and materials are stored, not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations, computers, thumb drives and media in the Executive's possession or control. The Executive represents that he has fully complied with his obligations under Section 10 (d) (iii) of the Employment Agreement.

20.       Tolling. If the Executive violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.       Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “ separation from service” under Section 409A. Notwithstanding the foregoing, Company Group makes no representations that the payments and benefits provided under this  Agreement comply with Section 409A and in no event shall Company Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22.       Authority and Competency. Each of Executive and Company hereby warrant and represent that he/it is competent to enter into this Agreement and bind himself/itself to the terms hereof and is not operating under any legal disability. The officer signing on behalf of the Company hereby warrants and represents that said officer is duly authorized by all appropriate corporate action to enter into this Agreement on behalf of the Company and to bind the Company to the terms hereof.

23.       Notice of Post-Termination Obligations. When the Executive's engagement with the Company terminates, the Executive agrees to notify any subsequent employer, who may be or plans to be engaged in a Competitive Business, of the restrictive covenants contained in this Agreement and the Employment Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants contained in this Agreement and the Employment Agreement to third parties that may be or plans to be engaged in a Competitive Business, including but not limited to, the Executive's subsequent, anticipated, or possible future employer in a Competitive Business.

24.        Surviving Provisions. All provisions of this Agreement which, expressly or by implication from their nature, are intended to survive the rescission, termination or expiration of this Agreement will survive such rescission, termination or expiration of this Agreement.

25.       Acknowledgment of Full Understanding.

THE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE COMPANY GROUP FROM ANY AND ALL CLAIMS EXCEPT AS SPECIFIED HEREIN THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

[BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

the company:

RENOVAcARE, inc.

By:	/s/ Harmel S. Rayat
Name: Harmel S. Rayat
Title: Executive Chairman and Authorized Signatory
Signing Date: March 26, 2021

THE EXECUTIVE:

By:	/s/ Alan L. Rubino
Name: Alan L. Rubino
Signing Date: March 26, 2021